Exhibit 5.1

Stephanie A. Shinn
Corporate Vice President,	Baxter International Inc.
Associate General Counsel and	One Baxter Parkway
Corporate Secretary	Deerfield, Illinois 60015-4633

August 6, 2012

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am Corporate Vice President, Associate General Counsel and Corporate Secretary of Baxter International Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale from time to time of the Company’s debt securities (the “Debt Securities”) pursuant to Rule 415 of the Act.

The Debt Securities are to be issued under an indenture, as supplemented from time to time, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association) (the “Trustee”), as trustee (the “Indenture”), with certain terms of the Debt Securities to be established by certain officers of the Company who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken relating to the issuance of the Debt Securities. I, or attorneys under my supervision, have examined or are otherwise familiar with the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as amended and restated, the Registration Statement and such other documents, records and instruments as I have deemed necessary for the purposes of this opinion.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that the Debt Securities will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, at such time as: (a) the terms of the Debt Securities and of their issuance and sale have been approved by appropriate corporate action of the Company and assuming that the final terms of the Debt Securities are in compliance with applicable law; (b) the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture or any supplemental indenture upon payment of the agreed-upon consideration therefor; (c) any supplemental indenture establishing the final terms of the Debt Securities has been duly authorized, executed and delivered; and (d) the consideration set forth in any prospectus supplement for the Debt Securities has been received by the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. By giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Stephanie A. Shinn
Stephanie A. Shinn